Exhibit 99.1

EXECUTION COPY

VOTING AGREEMENT

by and among

 OAKTREE DRY BULK HOLDINGS LLC,
MILLENNIA HOLDINGS LLC,
MIRABEL SHIPHOLDING & INVEST LIMITED
and

THE STOCKHOLDERS PARTY HERETO

_________________________

Dated as of June 16, 2014
 _________________________

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS
Term	Section
Adverse Amendment	2.1(b)
Agreement	Preamble
Beneficial Owner	1.1(a)
Beneficial Ownership	1.1(a)
Beneficially Own	1.1(a)
Beneficially Owned	1.1(a)
Cap	5.17
Common Stock	Recitals
control	1.1(b)
controlled by	1.1(b)
controlling	1.1(b)
Covered Affiliates	1.1(c)
Covered Shares	1.1(d)
Existing Shares	1.1(e)
Merger	Recitals
Merger Agreement	Recitals
Merger Subs	Recitals
Millennia	Preamble
Mirabel	Preamble
Oaktree Holdco	Recitals
Oaktree Holdco Merger Sub	Preamble
Oaktree Seller	Preamble
Oceanbulk Holdcos	Recitals
Organizational Documents	2.1(b)
Pappas Agreement	Recitals
Pappas Holdco	Recitals
Pappas Holdco Merger Sub	Recitals
Parent	Recitals
Permitted Transfer	1.1(f)
Sellers	Preamble
Stockholder	Preamble
Tail Period	5.2
Transfer	1.1(g)
Voting Period	2.1

ii

VOTING AGREEMENT
VOTING AGREEMENT, dated as of June 16, 2014 (this “Agreement”), by and among Oaktree Dry Bulk Holdings LLC, a Marshall Islands limited liability company (the “Oaktree Seller”), Millennia Holdings LLC, a Marshall Islands limited liability company (“Millennia”), Mirabel Shipholding & Invest Limited, company limited by shares incorporated under the laws of the British Virgin Islands with BVI company number 1785399 (“Mirabel” and, together with the Oaktree Seller and Millennia, the “Sellers”) and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Star Bulk Carriers Corp., a Marshall Islands corporation (“Parent”), Star Synergy LLC, a Marshall Islands limited liability company and a wholly-owned subsidiary of Parent (“Oaktree Holdco Merger Sub”), Star Omas LLC, a Marshall Islands limited liability company and a wholly-owned subsidiary of Parent (“Pappas Holdco Merger Sub” and, together with Oaktree Holdco Merger Sub, the “Merger Subs”), Oaktree OBC Holdings LLC, a Marshall Islands limited liability company (“Oaktree Holdco”), Millennia Limited Liability Company, a Marshall Islands limited liability company (the “Pappas Holdco” and, together with the Oaktree Holdco, the “Oceanbulk Holdcos”) and the other parties thereto are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, (i) the Oaktree Holdco will merge with and into Oaktree Holdco Merger Sub and (ii) the Pappas Holdco will merge with and into Pappas Holdco Merger Sub (collectively, the “Merger”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a share purchase agreement with Mirabel and certain subsidiaries thereof (the “Pappas Agreement”);
WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner (as hereinafter defined) of the number of outstanding shares of common stock, par value $0.01 per share, of Parent (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule 1 hereto; and
WHEREAS, as a condition to the willingness of the Sellers to enter into the Merger Agreement and the Pappas Agreement, the Sellers have required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.
Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

 GENERAL
Section 1.1            Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a)            “Beneficial Ownership” by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.  The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(b)            “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c)            “Covered Affiliates” means, with respect to each Stockholder, each Affiliate controlled by such Stockholder or Monarch Alternative Capital LP.

(d)            “Covered Shares” means the Existing Shares that are Beneficially Owned by the Stockholder, together with any other shares of Common Stock or other voting capital stock of Parent that the Stockholder acquires Beneficial Ownership of prior to the termination of this Agreement in accordance with this Agreement.

(e)            “Existing Shares” means, with respect to each Stockholder, the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule 1 hereto.

(f)            “Permitted Transfer” means a Transfer by a Stockholder of Covered Shares (i)  if agreed to by the Sellers in writing in their sole discretion or (ii) provided such transfer is for a reasonable business purpose (which shall include, without limitation, a Transfer to effect a movement of an investment by an investor in a Stockholder to an investment in another entity under common control with such Stockholder) and not for the purpose of evading the obligations established under this Agreement, a Transfer of Covered Shares by a Stockholder to one or more partners, subsidiaries or members of such Stockholder or to an affiliated corporation under common control with such Stockholder (including any advisory client of Monarch Alternative Capital LP or any affiliate thereof); provided that such transferee agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares that are subject to such Transfer, to the same extent as such transferring Stockholder is bound hereunder.

(g)            “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option, derivative or other agreement or understanding (including any profit or loss-sharing arrangement) with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

ARTICLE II

 VOTING
Section 2.1           Agreement to Vote.  Each Stockholder hereby agrees that during the period from the date hereof through the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (the “Voting Period”), at the Parent Stockholders Meeting and at any other meeting of the stockholders of Parent, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the stockholders of Parent, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a)            appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)            except as expressly provided or permitted herein, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of its Covered Shares (i) in favor of (A) the Merger, the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and (B) the transactions contemplated by the Pappas Agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any material representation, warranty, covenant or agreement of Parent or a Merger Sub contained in the Merger Agreement or the Pappas Agreement, (iii) against any amendment of Parent’s or a Merger Sub’s certificate of incorporation, bylaws or other comparable governing documents, as applicable (collectively, the “Organizational Documents”) (other than any amendments of Parent’s or a Merger Sub’s Organizational Documents resulting from the Merger or the transactions contemplated by the Pappas Agreement), which amendment would in any manner materially delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement, the Pappas Agreement or any of the other transactions contemplated by the Merger Agreement or Pappas Agreement or change in any manner the voting rights of each class of Common Stock, and (iv) against any Acquisition Proposal; provided that if, in response to a Superior Proposal received by the Special Committee, an Adverse Recommendation Change is made after the date of this Agreement and prior to the Parent Stockholders Meeting in accordance with Section 7.6(b)(iii) of the Merger Agreement (and Section 9.1 of the Pappas Agreement with respect to Parent’s agreement to comply with Section 7.6(b)(iii) of the Merger Agreement), the number of such Stockholder’s Covered Shares that are subject to this Section 2.1 shall be reduced to 50% of such Stockholder’s Covered Shares at the time of such vote or written consent; and provided further, that this Section 2.1 shall not require such Stockholder to vote or consent (or cause any Affiliate to vote or consent) in favor of the Merger Agreement or the Pappas Agreement or any of the transactions contemplated thereby, to the extent that the Merger Agreement or the Pappas Agreement has been amended in a manner that is materially adverse to the stockholders of Parent (an “Adverse Amendment”).
No Stockholder has entered into, and no Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a) and clause (b) of this Section 2.1; provided, however, that if the events described in the first proviso of clause (b) of this Section 2.1 have occurred, the limitations in this clause (c) shall not apply to any action with respect to shares of Common Stock Beneficially Owned by Stockholder that are not Covered Shares including the voting for or consenting by written consent to an Acquisition Proposal.
Notwithstanding the foregoing, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, including in connection with the election of directors.
Section 2.2            Tail Period.  During the Tail Period (as defined below), if any, at any meeting of the stockholders of Parent, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the stockholders of Parent, each Stockholder hereby agrees to (a) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares in the same proportion (for or against) as all other shares of Common Stock or other voting capital stock of Parent entitled to vote or consent to such matter are voted or consents are given with respect to any Acquisition Proposal existing at the time of the Adverse Recommendation Change.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES
Section 3.1         Representations and Warranties of the Stockholders.  Each Stockholder represents and warrants to the Sellers as follows:

(a)            Organization; Authorization; Validity of Agreement; Necessary Action.  Such Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against it in accordance with its terms, subject to the Equitable Exceptions.

(b)            Ownership.  Such Stockholder is the owner of record and Beneficial Owner of such Stockholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to this Agreement, (ii) any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (iii) any Liens granted in connection with a general pledge of Covered Shares to such Stockholder’s prime broker, which do and will not affect such Stockholder’s Beneficial Ownership of the Covered Shares.  As of the date of this Agreement, such Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder.  Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Stockholder is the Beneficial Owner and has and will have at all times during the term of this Agreement Beneficial Ownership, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article II hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Stockholder at all times through the Closing Date.

(c)            Non-Contravention.  The execution, delivery and performance of this Agreement by such Stockholder do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of Organizational Documents of such Stockholder, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to such Stockholder or by which any of its assets or properties is bound or (iii) conflict with or result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which it or any of its assets or properties is bound, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.

(d)            Consents and Approvals.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Stockholder to obtain any consent, approval, order, waiver, authorization or permit of, or any filing with or notification to,  any Governmental Authority or other Person, other than (i) such consents and approvals that have already been obtained, (ii) such consents and approvals that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder and (iii) as required under the Exchange Act.
ARTICLE IV

 OTHER COVENANTS
Section 4.1         Prohibition on Transfers.  During the term of this Agreement, each Stockholder agrees not to Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, unless such Transfer is a Permitted Transfer.

Section 4.2         Stock Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares and in each case occurring prior to the termination of this Agreement, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of Parent into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.  Each Stockholder hereby agrees, while this Agreement is in effect, promptly to notify the Sellers of the number of any new shares of Common Stock with respect to which Beneficial Ownership is acquired by such Stockholder, if any, after the date hereof and before the Effective Time (it being understood that such Stockholder shall be deemed to have satisfied the foregoing obligation if it amends its Schedule 13D in respect of such new shares of Common Stock within the time period required under Rule 13d-2 adopted by the SEC under the Exchange Act).  Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Stockholder as of the date hereof.

Section 4.3         No Solicitation.  Each Stockholder hereby agrees that during the Voting Period, it shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Covered Affiliates and its and their respective Representatives not to, take any action that Parent is otherwise prohibited from taking under Section 7.6 of the Merger Agreement (or Section 9.1 of the Pappas Agreement with respect to Parent’s agreement to comply with Section 7.6 of the Merger Agreement).

Section 4.4          Waiver of Actions.  Each Stockholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subs, any of the other parties to the Merger Agreement or the Pappas Agreement or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement or the Pappas

Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement, the Merger Agreement or the Pappas Agreement.

ARTICLE V

 MISCELLANEOUS
Section 5.1          Interpretation.  Unless the express context otherwise requires:

(a)            the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)            terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)            references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d)            wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)            references herein to any gender shall include each other gender;

(f)            references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns;

(g)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h)            with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i)            the word “or” shall be disjunctive but not exclusive;

(j)            references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k)            references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l)            the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(m)            with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(n)            if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o)            references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 5.2           Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate on the earlier to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the date of any modification, waiver, change or amendment of the Merger Agreement or Pappas Agreement executed after the date hereof that is an Adverse Amendment or that results in a material increase in the amount or change in form of consideration payable by Parent under the Merger Agreement or Pappas Agreement, and after the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, however, that with respect to a termination pursuant to clause (b) of this sentence, if prior to such termination an Adverse Recommendation Change is made, then this Agreement shall terminate on the earliest of (A) 90 calendar days following the date of such Adverse Recommendation Change, (B) the date on which Oceanbulk Carriers or Oceanbulk Shipping (or their successor IPO entities) files a registration statement with the SEC on a non-confidential basis or (C) the date on which Oceanbulk Carriers, Oceanbulk Shipping, Sellers or their respective Affiliates enters into a binding letter of intent or a definitive agreement with a third party with respect to the sale of any of the Oceanbulk Holdcos, Oceanbulk Carriers and Oceanbulk Shipping  (whether by merger, consolidation, sale of all or substantially all assets or otherwise) (such 90 day period or earlier period as described in clauses (B) and (C), the “Tail Period,” and, for the avoidance of doubt, any references hereunder to the term of this Agreement shall include any such Tail Period); provided, further, that the provisions of this Article V shall survive any termination of this Agreement, and such termination shall not relieve any party of any obligation for any breach of this Agreement occurring prior to such termination.

Section 5.3           Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the law of the Marshall Islands is mandatorily applicable to the Merger.

Section 5.4             Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS.  EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING.  NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 5.5             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6            Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Sellers to:

Oaktree Dry Bulk Holdings LLC
333 S. Grand Avenue, 30th Floor
Los Angeles, CA 90071 1
Attention: Kenneth Liang
                 Jennifer Box
                Mahesh Balakrishnan
Email: kliang@oaktreecapital.com
           jbox@oaktreecapital.com
           mbalakrishnan@oaktreecapital.com
Millennia Holdings LLC
Mirabel Shipholding & Invest Limited
c/o Sophia Damigou
Legal Counsel
Aethrion Centre
40, Agiou Konstantinou A v,
151 24 Maroussi,
Greece
 Email: sdamigou@oceanbulk.gr
with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:  Kenneth M. Schneider, Esq. / Neil Goldman, Esq.
 Facsimile No.:  (212) 492-0303
If to any Stockholder: to such Stockholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.
All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail before 5:00 p.m. Eastern Time when transmitted and receipt is confirmed, the day on which such facsimile or electronic mail was sent, (c) if by facsimile or electronic mail after 5:00 p.m. Eastern Time when transmitted and receipt is confirmed, on the following Business Day on which such facsimile or electronic mail was sent; provided in the case of clauses (b) and (c),  that such receipt is personally confirmed by telephone, (d)  if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.
Section 5.7        Amendment.  This Agreement may not be amended with respect to any Stockholder except by an instrument in writing signed by the Sellers and such Stockholder.

Section 5.8        Extension; Waiver.  At any time before the termination of this Agreement, the Sellers, on the one hand, and the Stockholders, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.9        Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Merger Agreement and the Pappas Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 5.10    No Third-Party Beneficiaries.  The Sellers and the Stockholders hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.11    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12    Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 5.13    Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  Except in connection with a Permitted Transfer (which Permitted Transfer shall not relieve any Stockholder of its obligations hereunder), no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.

Section 5.14    Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

Section 5.15    Stockholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares.  Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any director of Parent (or a Subsidiary of Parent) nominated by such Stockholder in his or her capacity as a director of Parent (or a Subsidiary of Parent), including participating in his or her capacity as a director of Parent in any discussions or negotiations in accordance with Section 7.6 of the Merger Agreement (and Section 9.1 of the Pappas Agreement with respect to Parent’s agreement to comply with Section 7.6 of the Merger Agreement).  Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.16    No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Sellers any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and the Sellers shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.17    Fees and Expenses.  All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses; provided, however, that on (and subject to the occurrence of) the Closing Date, the Sellers shall cause the Oceanbulk Holdcos to reimburse each Stockholder for such Stockholder’s reasonable and documented costs, fees and expenses, including the reasonable and documented costs, fees and expenses of legal counsel, incurred by such Stockholder in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by the Merger Agreement and any instrument delivered in connection therewith as well as any amendments, modifications or waivers thereof, subject to an aggregate cap of $35,000 (the “Cap”).  Reimbursement of such fees and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by such Stockholder, as set forth in a statement delivered to the Sellers no later than two Business Days prior to the Closing Date.

Section 5.18    Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.
OAKTREE DRY BULK HOLDINGS LLC

By:
Name:
Title:

By:
Name:
Title:

MILLENNIA HOLDINGS LLC

By:	Oceanbulk Maritime S.A., its Manager

By:
Name:
Title:

MIRABEL SHIPHOLDING & INVEST LIMITED

By:
Name:
Title:

[Signature Page to Voting Agreement]

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting Agreement]

Schedule 1
STOCKHOLDER INFORMATION
Name and Contact Information	Shares of Common Stock
Monarch Alternative Solutions Master Fund Ltd	187,806
Monarch Capital Master Partners II LP	73,473
Monarch Capital Master Partners II-A LP	1,327,372
Monarch Debt Recovery Master Fund Ltd	2,612,419
Monarch Opportunities Master Fund Ltd	1,627,989
Monarch Structured Credit Master Fund Ltd	23,116
P Monarch Recovery Ltd.	308,829

c/o Monarch Alternative Capital LP
535 Madison Avenue
New York, NY 10022
Attention: General Counsel
Facsimile: (212) 554-1701

with a copy to:

c/o Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Mark A. Cognetti
 Facsimile: (212) 728-9968

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